Exhibit 3.1

Bylaws Amendment

FIRST AMENDMENT TO THE BYLAWS OF

GEOSPACE TECHNOLOGIES CORPORATION

Section 3.9 of Article III of the Bylaws is hereby amended by adding the following language indicated with double underlining and deleting the language indicated with ~~strikethrough~~ as follows:

“3.9    (a) When a quorum is present or represented at any meeting of shareholders, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders in all matters, unless the matter is one upon which, by express provision of the TBOC, of the Certificate of Formation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of that matter. ~~Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.~~

(b)    Each nominee for director shall be elected to the Board by the affirmative vote of a majority of the votes cast with respect to that nominee’s election by the shares present in person or represented by proxy and entitled to vote on the election of directors at the meeting of shareholders at which directors are to be elected and for which the number of nominees for election of directors at such meeting equals the number of directors to be elected (an “Uncontested Election”). For the purpose of an Uncontested Election, a majority of votes cast means that the number of votes “for” a nominee’s election must exceed 50% of the votes cast with respect to that nominee’s election. Votes “against” a nominee’s election will count as votes cast, but “abstentions” and “broker non-votes” will not count as votes cast with respect to that nominee’s election. In order for any person to become a member of the Board, such person must agree to submit upon appointment or first election to the Board an irrevocable resignation, which resignation shall provide that it shall become effective (contingent upon acceptance of the resignation by the Board), in the event of a shareholder vote in an Uncontested Election in which that person does not receive a majority of the votes cast with respect to that person’s election as a director, at the earlier of (i) the selection of a replacement director by the Board, (ii) 180 days after certification of such shareholder vote, or (iii) acceptance by the Board. Any vacancy on the Board occurring from the resignation of a director may be filled by the Board in accordance with Section 4.3 of these Bylaws.

(c)    If the number of nominees for director at a meeting of shareholders exceeds the number of directors to be elected at such meeting, directors shall be elected by a plurality of the affirmative votes cast by the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors at such meeting.

This amendment to the Bylaws is effective as of September 21, 2017.